Exhibit 2.2

AMENDMENT AND ADDENDUM TO SHARE PURCHASE AGREEMENT DATED FEBRUARY 28, 2021 BACKGROUND: VirtuaBroker Ltd., a London based company with office in Barcelona. is a powerful platform to manage crypto user's accounts and save them time, and provide them with an optimal trading experience across multiple exchanges in one portfolio, with crypto calculators with real-time data, and powerful price search tools to find the best place to buy or sell their next trade along with the automation to carry out their decisions. Virtuabroker's founders are looking for a 60.060 USO investment in VirtuaBroker Ltd. at a 600.000 USO pre-money valuation as per capitalization Table reflection in Terms and Conditions in order to complete and deploy the platform in the market in March 2021 and commence user acquisition. Net Savings link Inc. ("NSAV"} is interested in investing the required amount to enable VirtuaBroker Ltd. to go to market within the planned timeline. TERMS AND CONDITIONS: • 60.060 USO investment in exchange for 10% of Virtuabroker at a pre-money valuation of600K USO. • Option with expiration date of August 31, 2021 to acquire 20% of Virtuabroker in exchange of an investment of 300K USO at a 1.5M pre-money valuation. • The right to a Virtuabroker Ltd. board of director's seat if both investments are made for a total of 30% of the company. • Agreeing to the shareholders' general conditions. • Regarding Item 22 of the shareholder agreement, for the avoidance of doubt, all capital shares will not be issued for other than money consideration without the prior written approval of sixty percent {60%} of all Shareholders. Money includes a debt owing by the Corporation or a debt secured by a guarantee given by the Corporation. Money does not include a promissory note or other promise to pay. • Agreeing to cap table: Shareholder name % ownership Capital increase Daniel Garcia 70% Andre Vanyi-Robin 12% NSAV 10% 60,060USD Alcides Mello 4% Andres Marin 3% Donato Espinosa 1% Total: 100% Valuation: 600,000USD CONFIDENTIALITY: This amendment and addendum is to govern the terms and conditions of the Parties. The Parties wish to protect their respective proprietary and secret business information by entering into this agreement. "Proprietary and Confidential Information" shall mean any and all information, whether written or oral, regarding the Parties' customers, prospective customers, policies and procedures, operations, systems, and future business plans that one may acquire from the other. This information includes but is not limited to technical, developmental, marketing, sales, operating, performance, cost, know-how, computer, software and database programming techniques, and any record bearing, containing or disclosing such information and techniques, which is disclosed pursuant to this Agreement. The term "Proprietary and Confidential Information" shall also include any confidential information of the parties that was received before the date of this Agreement. In consideration of each Party supplying the other with Proprietary and Confidential Information, whether directly or through its representatives, and/or advisors or otherwise, in oral or documentary form, each Party agrees that it will treat as confidential all such information which is disclosed to it by the other Party, together with any reports, analyses, memoranda, notes and any other writing which is prepared by the Party receiving the information (or on its behalf), which contains, reflects or is based on such information (Proprietary and Confidential Information and such derived information collectively referred to as "the Evaluation Material") and each Party agrees it will not, except as provided below, disclose, use or permit the disclosure or use of the Evaluation Material for a period of five (5) years from date of receipt. Either Party may only disclose the Evaluation Material, to the extent described above, to such of its employees and advisors who need to !<now the information and who are informed of the confidential nature of such information and who agree to be bound by the terms of this Agreement as if a Party to this Agreement. Either Party shall procure absolute compliance of the confidentiality obligations in this Agreement by such employees and advisors. The restrictions referred to above shall not apply to any Evaluation Material to the extent that it: a. is already known (without any breach of confidence of a third party) to the Party to whom it is disclosed; or b. is in or comes into the public domain otherwise than as a result of any breach of this Agreement or has become or becomes known to third party otherwise than as a result of any breach of this Agreement; or c. is declared by the disclosing Party in writing not to be subject to the obligaUon of confidentiality. Nothing herein shall restrict either Party from disclosing any Evaluation Material pursuant to a judicial or other lawful government order or as required by law or regulation, but only to the extent of such order, law or regulation or as may be mutually agreed. Any and all copyright or other intellectual property existing in either Party's Proprietary and Confidential Information disclosed to the other Party shall continue to belong to the disclosing Party, and the Party gaining information does not obtain any patent rights or copyright. If the discussions are terminated without having reached a successful conclusion either Party may request and the other Party shall immediately return, any or all documents in its possession including any copies thereof containing any Proprietary and Confidential Information of the requesting Party and will not retain any copies in whole or part of such material and all documents, memoranda, notes and other writings and electronic copies based on such information shall be destroyed. Each Party may require the other to deliver a written certificate confirming due compliance with this confidentiality undertaking. Each Party undertakes to the other Party to use its best endeavors to ensure the accuracy and completeness of all Proprietary and Confidential Information disclosed by it to the other Party but neither Party shalt have any liability to the other Party resulting from the use of any Proprietary and Confidential Information supplied by the disclosing Party, except as otherwise provided in this Agreement. The provisions of this Agreement shall survive termination hereof and may be superseded by the provisions of an eventual later agreement entered into by and between the Parties. No license or right is granted hereby to a receiving Party in any Proprietary and Confidential Information disclosed by a disclosing Party pursuant hereto. No failure or delay in exercising any right under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right hereunder. This document and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales where the Company is registered. Agreed on March 30, 2021: James Titon President Net Savings Link, Inc. ~ Daniel Garcia Director Virtuabroker. Ltd.